Exhibit 12.1

CrowdCheck Law LLP

700 12th Street NW, Suite 700

Washington, DC 20005

September 8, 2022

Board of Directors

Miso Robotics Inc.

561 East Colorado Blvd, Suite 500

Pasadena, CA 91101

To the Board of Directors:

We are acting as counsel to Miso Robotics Inc. (the “Company”) with respect to the preparation and filing of its offering statement on Form 1-A, and any amendments thereto (the “Offering Statement”). The Company’s Offering Statement covers the contemplated issuance of up to 1,491,861 shares of the Company’s Series E Preferred Stock, composed of 1,356,238 shares issuable in exchange for cash consideration, and a maximum number of 135,623 shares to be issued as “Bonus Shares”, as defined in the Offering Statement, convertible into the Common Stock of the Company.

In connection with the opinion contained herein, we have examined the Offering Statement, the Company’s Seventh Amended and Restated Certificate of Incorporation and bylaws, the resolutions of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the shares of Series E Preferred Stock, and Common Stock into which the Series E Preferred Stock may convert, being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law, LLP

AS/DP